CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 29, 2024, relating to the financial statements and financial highlights of Institutional Investment Strategy Fund, for the period ended March 31, 2024, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information.

Cohen & Company, Ltd

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
November 25, 2024